EXHIBIT 99.1

QC Holdings, Inc. Reports Third Quarter Results

Board Declares $0.05 Dividend Per Common Share

OVERLAND PARK, Kan., Nov. 14, 2014 (GLOBE NEWSWIRE) -- QC Holdings, Inc. (Nasdaq:QCCO) reported income from continuing operations of $325,000 and revenues of $39.4 million for the quarter ended September 30, 2014. For the nine months ended September 30, 2014, income from continuing operations totaled $3.7 million and revenues were $113.9 million.

For the three months and nine months ended September 30, 2013, income from continuing operations totaled $758,000 and $4.3 million, respectively, and revenues were $40.8 million and $113.9 million, respectively.

The three months and nine months ended September 30, 2014 and 2013 include discontinued operations relating to branches that were closed during each period. Schedules reconciling adjusted EBITDA to income from continuing operations for the three months and nine months ended September 30, 2014 and 2013 are provided below.

** Third Quarter **

Revenues declined $1.4 million, or 3.4%, quarter-to-quarter due to a deterioration in payday loan revenues, which reflects a migration of customers from a single-pay loan product to an installment product and increased competition from businesses offering installment loans (both in branches and on the Internet). The decrease in payday revenues was largely offset by higher fees and interest from the company's longer-term, higher-dollar installment loan products due to migration of customers from single-pay loan products.

Branch operating costs, exclusive of loan losses, totaled $17.4 million during the three months ended September 30, 2014 compared to $17.2 million in prior year's third quarter. A slight reduction in overall compensation was offset by higher marketing expenditures.

Loan losses decreased $1.9 million during the three months ended September 30, 2014, totaling $12.6 million versus $14.5 million in prior year's quarter. The loss ratio decreased to 31.9% in third quarter 2014 versus 35.6% in third quarter 2013. The decrease in the loss ratio reflects improvement in the company's higher-dollar installment loan products as a result of underwriting enhancements earlier in the year. In addition, the company's loss experience was better for the single-pay product quarter-to-quarter due to improved processes associated with electronic collateralization of loans. Returned items as a percentage of revenues were lower in the current year quarter than prior year, but this improvement was partially offset by a reduced collection rate.

Regional and corporate expenses totaled $6.4 million during the three months ended September 30, 2014, a decrease of $294,000 over third quarter 2013. This decrease reflects lower overall compensation.

Other expense increased from $212,000 during third quarter 2013 to $1.6 million during third quarter 2014. This increase is due to a $1.0 million write-off of capitalized software costs and a charge of $291,000 to reduce the carrying amount of two properties held for sale to estimated fair value.

** Nine Months Ended September 30 **

The company's revenues of $113.9 million during the nine months ended September 30, 2014 were essentially unchanged from prior year, with growth in installment loan interest and fees being offset by declines in payday loan fees.

Branch operating costs, exclusive of loan losses, increased $759,000 to $50.3 million during the nine months ended September 30, 2014 versus $49.5 million in prior year. This increase was primarily attributable to higher marketing costs and bank-related charges.

During the first nine months of 2014, the company reported loan losses of $32.7 million compared to $31.9 million during the same 2013 period. The company's loss ratio increased to 28.7% versus 28.0% in first nine months of 2013, indicative of growth in the company's installment loan products, which have experienced higher loss rates than single-pay loans.

Regional and corporate expenses totaled $20.5 million during the nine months ended September 30, 2014 compared to $22.4 million in 2013. This decline reflects: i) $525,000 in severance and related costs in connection with a company restructuring during the first half of 2013, ii) reduced public affairs expenditures during 2014, and iii) lower overall compensation during 2014 resulting from the first quarter 2013 restructuring.

Other expense increased to $1.7 million for the nine months ended September 30, 2014 from $597,000 in the same prior year period, for the reasons noted in the quarterly discussion above.

** Dividend Declaration **

QC's Board of Directors declared a special cash dividend of $0.05 per common share, payable December 15, 2014 to stockholders of record as of December 1, 2014.

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of consumer loans in the United States and Canada. In the United States, QC offers various products, including payday, installment and title loans, check cashing, debit cards and money transfer services, through 410 branches in 23 states at September 30, 2014. In Canada, the company, through its subsidiary Direct Credit Holdings Inc., is engaged in short-term, consumer Internet lending in various provinces. During fiscal 2013, the company advanced nearly $900 million to customers and reported total revenues of $152.0 million.

Forward Looking Statement Disclaimer: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company's current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (2) uncertainties relating to the interpretation, application and promulgation of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act, including the impact of future regulations proposed or adopted by the Consumer Financial Protection Bureau (CFPB), which was created by that Act, (3) ballot referendum initiatives by industry opponents to cap the rates and fees that can be charged to customers, (4) uncertainties related to the examination process by the CFPB and the potential for indirect rulemaking through the examination process, (5) litigation or regulatory action directed towards us or the payday loan industry, (6) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and closures of branches, (7) risks associated with the leverage of the company, (8) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (9) changes in our key management personnel, (10) integration risks and costs associated with acquisitions, (11) risks associated with owning and managing non-U.S. businesses, and (12) the other risks detailed under Item 1A. "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release to reflect future events or developments.

(Financial and Statistical Information Follows)

QC Holdings, Inc.
Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2014	2013	2014
Revenues
Payday loan fees	$ 28,692	$ 25,567	$ 81,724	$ 74,183
Installment interest and fees	8,530	10,020	21,840	28,494
Other	3,570	3,791	10,372	11,182
Total revenues	40,792	39,378	113,936	113,859
Operating expenses
Salaries and benefits	8,754	8,616	25,669	24,680
Provision for losses	14,537	12,565	31,896	32,655
Occupancy	4,433	4,525	13,122	13,442
Depreciation and amortization	484	437	1,533	1,370
Other	3,511	3,861	9,186	10,777
Total operating expenses	31,719	30,004	81,406	82,924
Gross profit	9,073	9,374	32,530	30,935

Regional expenses	2,194	1,993	7,461	6,420
Corporate expenses	4,500	4,407	14,934	14,095
Depreciation and amortization	442	502	1,329	1,455
Interest expense	329	364	970	1,106
Other expense, net	212	1,628	597	1,687
Income from continuing operations before income taxes	1,396	480	7,239	6,172
Provision for income taxes	638	155	2,986	2,450
Income from continuing operations	758	325	4,253	3,722
Loss (gain) from discontinued operations, net of income tax	1,787	99	2,929	(143)
Net income (loss)	$ (1,029)	$ 226	$ 1,324	$ 3,865

Earnings (loss) per share:
Basic
Continuing operations	$ 0.04	$ 0.02	$ 0.24	$ 0.21
Discontinued operations	(0.10)	(0.01)	(0.17)	0.01
Net income	$ (0.06)	$ 0.01	$ 0.07	$ 0.22

Diluted
Continuing operations	$ 0.04	$ 0.02	$ 0.24	$ 0.21
Discontinued operations	(0.10)	(0.01)	(0.17)	0.01
Net income	$ (0.06)	$ 0.01	$ 0.07	$ 0.22

Weighted average number of common shares outstanding:
Basic	17,383	17,511	17,374	17,486
Diluted	17,434	17,568	17,374	17,492

Non-GAAP Reconciliations
Adjusted EBITDA
(in thousands)
(Unaudited)

QC reports adjusted EBITDA (income from continuing operations before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property disposition) as a financial performance measure that is not defined by U.S. generally accepted accounting principles ("GAAP"). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. The three and nine months ended September 30, 2013 include an additional adjustment to EBITDA related to severance and related costs in connection with a restructuring plan that the company undertook due to a decline in loan volumes over the past few years as a result of shifting customer demand, the sluggish economy, regulatory changes and increasing competition in the short-term credit industry. It is important to note that non-GAAP measures, such as adjusted EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of income from continuing operations to adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2014	2013	2014

Income from continuing operations	$ 758	$ 325	$ 4,253	$ 3,722
Provision for income taxes	638	155	2,986	2,450
Depreciation and amortization	926	939	2,862	2,825
Interest expense	329	364	970	1,106
Non-cash losses on property dispositions	212	1,628	597	1,687
Stock option and restricted stock expense	236	120	956	457
Severance and related costs	8		557
Adjusted EBITDA	$ 3,107	$ 3,531	$ 13,181	$ 12,247

QC Holdings, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31, 2013	September 30, 2014
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents	$ 12,685	$ 11,717
Restricted cash	1,076	950
Loans receivable, less allowance for losses of $8,272 at December 31, 2013 and $6,399 at September 30, 2014	57,349	53,766
Assets held for sale	3,702	3,351
Prepaid expenses and other current assets	6,723	4,718
Total current assets	81,535	74,502
Non-current loans receivable, less allowance for losses of $2,171 at December 31, 2013 and $2,221 at September 30, 2014	6,332	5,523
Property and equipment, net	6,628	5,404
Intangible assets, net	1,560	892
Other assets, net	12,049	12,697
Total assets	$ 108,104	$ 99,018

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 817	$ 537
Accrued expenses and other liabilities	7,770	7,531
Deferred revenue	3,669	2,769
Current portion of long-term debt	4,500
Revolving credit facility	16,300	9,250
Total current liabilities	33,056	20,087

Non-current liabilities	5,860	5,600

Long-term debt	3,282	3,381
Total liabilities	42,198	29,068

Commitments and contingencies
Stockholders' equity	65,906	69,950
Total liabilities and stockholders' equity	$ 108,104	$ 99,018

QC Holdings, Inc.
Selected Statistical and Operating Data
(in thousands, except Average Loan, Average Term and Average Fee)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2014	2013	2014
	Unaudited		Unaudited

Operating Data – Short-term Loans:
Loan volume	$ 194,844	$ 173,062	$ 548,664	$ 499,573
Average loan (principal plus fee)	384.46	383.12	383.50	386.02
Average fee	58.07	58.63	59.15	59.18

Operating Data – Installment Loans:
Loan volume	$ 15,879	$ 14,798	$ 37,494	$ 40,151
Average loan (principal)	755.37	782.89	694.14	765.73
Average term (days)	249	260	234	255

Other Revenues:
Credit services fees	$ 1,636	$ 1,292	$ 4,611	$ 3,795
Check cashing fees	643	597	2,089	1,977
Open-end credit fees	509	1,206	1,169	3,309
Title loan fees	123	75	670	243
Other	659	621	1,833	1,858
Total	$ 3,570	$ 3,791	$ 10,372	$ 11,182

Loss Data:
Provision for losses, continuing operations:
Charged-off to expense	$ 22,075	$ 20,819	$ 54,816	$ 58,586
Recoveries	(9,178)	(8,071)	(24,861)	(24,290)
Adjustment to provision for losses based on evaluation of outstanding receivables	1,640	(183)	1,941	(1,641)
Total provision for losses	$ 14,537	$ 12,565	$ 31,896	$ 32,655
Provision for losses as a percentage of revenues	35.6%	31.9%	28.0%	28.7%
Provision for losses as a percentage of loan volume (all products)	6.5%	6.4%	5.1%	5.8%
CONTACT: Investor Relations Contact:
         Douglas E. Nickerson  (913-234-5154)
         Chief Financial Officer